Exhibit 99.1

American States Water Announces Earnings for the Fourth Quarter and Full Year 2014

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 25, 2015--American States Water Company (NYSE:AWR) today reported net income of $13.5 million, or basic and fully diluted earnings per share of $0.35 for the quarter ended December 31, 2014, as compared to net income of $11.8 million, or basic and fully diluted earnings per share of $0.30 for the quarter ended December 31, 2013, a 16.7% increase in diluted earnings per share.

Fourth Quarter 2014 Results

Each of AWR’s business segments reported an increase in fourth quarter 2014 diluted earnings per share compared to the same period in the prior year. The table below sets forth a comparison of the fourth quarter diluted earnings per share by business segment and for the parent company:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2014	12/31/2013	CHANGE
Water	$0.21	$0.18	$0.03
Electric	0.02	0.01	0.01
Contracted services	0.12	0.10	0.02
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, as reported	$0.35	$0.30	$0.05

Water

For the three months ended December 31, 2014, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.03 per share to $0.21 per share, as compared to $0.18 per share for the three months ended December 31, 2013. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin (excluding surcharges) resulting from second-year rate increases approved by the California Public Utilities Commission ("CPUC") coupled with an overall decrease in operating expenses, increased pretax income by approximately $880,000, or $0.01 per share. There was a decrease of $2.3 million in surcharges billed to customers during the fourth quarter of 2014 as compared to the same period in 2013. These surcharges affected both revenues and operating expenses, resulting in no impact to net earnings.
  A decrease in interest expense (net of interest income), increasing earnings by approximately $0.01 per share primarily due to lower interest expense resulting from the redemption and maturity of certain long-term notes. There was also an increase in interest income due to interest collected on certain outstanding balances owed to GSWC.

  A decrease in the effective income tax rate for the water segment during the quarter ended December 31, 2014 as compared to the same period in 2013, which increased earnings by $0.01 per share. The change in the tax rate is primarily due to changes between book and taxable income from items that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended December 31, 2014, diluted earnings from the electric segment increased by $0.01 per share as compared to the prior year’s fourth quarter due primarily to an overall decrease in administrative and general expenses, and a lower effective income tax rate. In November 2014, the CPUC issued a final decision on the electric segment’s general rate case which sets new rates for the years 2013 - 2016. The new rates were retroactive to January 1, 2013. The final decision did not have a significant impact on the electric segment’s net earnings for 2014.

Contracted Services

Diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.02 per share over the prior year’s fourth quarter, due primarily to an overall increase in construction activity and the recording of additional revenues during the close-out of a large pipe replacement capital project at Fort Bragg. ASUS began work on this large project in 2010, which was completed and closed-out during the fourth quarter of 2014. The level of construction activities tends to fluctuate period over period. These increases in diluted earnings were partially offset by a higher effective income tax rate as a result of cumulative tax deductions taken in 2013 for certain construction activities for years 2013 and prior, with no similar cumulative benefit recorded in 2014.

AWR (Parent)

Diluted earnings from AWR (parent) decreased $0.01 per share as compared to the same period in 2013 due to an increase in income taxes at the AWR parent level.

Full Year 2014 Results

Basic and fully diluted earnings per share for the year ended December 31, 2014 were $1.57 compared to $1.61 per share on a basic and fully diluted basis for the same period in 2013.

The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company for 2014 and 2013:

	Diluted Earnings per Share
	Twelve Months Ended
	12/31/2014	12/31/2013	CHANGE
Water	$1.16	$1.19	$(0.03)
Electric	0.07	0.06	0.01
Contracted services	0.31	0.30	0.01
AWR (parent)	0.03	0.06	(0.03)
Consolidated diluted earnings per share, as reported	$1.57	$1.61	$(0.04)

The following reconciliation provides a summary of the changes.

Increase/
Reconciliation of Changes in Diluted EPS from 2013 to 2014:	(decrease)

Water Segment:
Water gross margin contribution due to rate increases (excluding surcharges*)	$0.05
One-time recovery of previously incurred costs in 2013 (did not recur in 2014)	(0.05)
Higher depreciation expense and property taxes	(0.04)
Lower planned maintenance expense – primarily from the acceleration of maintenance work in 2013 compared to 2014	0.03
Higher other operating expenses (excluding surcharges*) – primarily outside service costs	(0.02)
Lower interest expense	0.01
Higher effective income tax rate due to flow-through adjustments	(0.01)

Electric Segment:
Decrease in operating expenses and a lower effective income tax rate	0.02
One-time recovery of costs associated with the Renewables Portfolio Standard in 2013 (did not recur in 2014)	(0.01)

Contracted Services Segment:
Increase in management fees attributed to resolution of various price redeterminations (including retroactive revenues of $0.03 per share for prior years)	0.05
Additional revenues recorded during the close-out of a large construction project at the Fort Bragg military base	0.02
Decrease in overall construction activity due to significant work on several projects being substantially completed during 2013	(0.03)
Higher effective income tax rate due to cumulative tax deductions on construction activities taken in 2013 for prior years (no similar cumulative deductions in 2014)	(0.03)

AWR parent:
Decrease due primarily to a cumulative tax benefit recorded in 2013 for deductions related to an employee benefit program (no similar cumulative benefit recorded in 2014)	(0.03)

2014 Consolidated EPS decrease	($0.04)

* Surcharges billed to customers for previously incurred costs are recorded as revenues with a corresponding increase in operating expenses. These surcharges have no impact to net earnings and therefore, are excluded in the table above.

Dividends

On January 27, 2015, AWR's Board of Directors approved a first quarter dividend of $0.213 per share on the Common Shares of the Company. Dividends on the Common Shares are payable on March 2, 2015 to shareholders of record at the close of business on February 17, 2015. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

Regulatory Matters

In January 2015, the CPUC approved GSWC’s request to extend the date of the filing of its next cost of capital application from March 2015 to March 2016. GSWC had requested this extension along with three other Class A California water utilities. As a result of the approval, GSWC's current authorized cost of capital will continue in effect through December 2016, and the Company will forgo a cost of capital adjustment for 2016 in the event that the water cost of capital adjustment mechanism is triggered.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin, which is computed by taking total water revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in AWR’s financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Other

Certain matters discussed in this press release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission.

Fourth Quarter 2014 Earnings Release Conference Call

The Company will host a conference call on February 26, 2015 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to the investor relations section of the Company’s website at www.aswater.com.

The call will be archived on the Company’s website and available for replay beginning Thursday, February 26, 2015 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Thursday, March 5, 2015.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 258,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2014	2013
	(Unaudited)
Assets
Utility Plant-Net	$1,003,520	$981,477
Goodwill	1,116	1,116
Other Property and Investments	17,536	15,806
Current Assets	209,451	191,617
Regulatory and Other Assets	146,675	120,167
	$1,378,298	$1,310,183
Capitalization and Liabilities
Capitalization	$832,599	$818,483
Current Liabilities	99,290	100,906
Other Credits	446,409	390,794
	$1,378,298	$1,310,183

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$72,983	$72,897	$326,672	$320,131
Electric	6,989	10,429	34,387	38,409
Contracted services	29,906	26,590	104,732	113,537
Total operating revenues	$109,878	$109,916	$465,791	$472,077

Operating Expenses
Water purchased	$12,466	$12,282	$57,790	$58,930
Power purchased for pumping	2,252	2,133	10,700	9,518
Groundwater production assessment	3,766	3,875	16,450	15,541
Power purchased for resale	2,579	3,498	9,649	13,392
Supply cost balancing accounts	2,455	223	6,346	214
Other operation	7,298	8,609	28,288	27,767
Administrative and general	18,554	21,188	78,323	77,291
Depreciation and amortization	9,469	10,753	41,073	40,090
Maintenance	3,886	4,259	16,092	17,772
Property and other taxes	4,073	3,861	16,722	15,865
ASUS construction	17,717	17,574	65,368	76,627
Net gain on sale of property	(19)	10	(55)	(2)
Total operating expenses	84,496	88,265	346,746	353,005

Operating income	$25,382	$21,651	$119,045	$119,072

Other Income and Expenses
Interest expense	(4,693)	(5,017)	(21,617)	(22,415)
Interest income	468	195	927	707
Other, net	308	432	751	1,105
Total other income and expenses	(3,917)	(4,390)	(19,939)	(20,603)

Income from Operations Before Income Tax Expense	$21,465	$17,261	$99,106	$98,469
Income tax expense	7,953	5,481	38,048	35,783
Net Income	$13,512	$11,780	$61,058	$62,686

Basic Earnings Per Share	$0.35	$0.30	$1.57	$1.61
Fully Diluted Earnings Per Share	$0.35	$0.30	$1.57	$1.61
Weighted average shares outstanding	38,404	38,717	38,658	38,639
Weighted average diluted shares	38,634	38,956	38,880	38,869

Dividends Declared Per Common Share	$0.2130	$0.2025	$0.831	$0.760

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707